Exhibit 23.3

Consent of Wood Mackenzie

Wood Mackenzie hereby consents to the use of any data included in the Registration Statement on Form S-1 of Dominion Midstream, Partners, LP., and any and all amendments and supplements thereto (the “Registration Statement”), which references Wood Mackenzie as the source of such data and all references to Wood Mackenzie included in such Registration Statement.

By:	/s/ Nick Livingstone
Name:	Nick Livingstone
Title:	Americas Head of Sales & Marketing
Date:	March 27, 2014